Exhibit 5.3

From :	Ong Kangxin / Joel Zhang	DID :	+65 6890 7119 / 7406
ong.kangxin@allenandgledhill.com		Fax :	+65 6302 3170 / 3141
joel.zhang@allenandgledhill.com

Our reference	:	OKX/JZHANGY/1021003900	4 March 2022
Your reference	:

Valaris Limited c/o Conyers Corporate Services (Bermuda) Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda

Dear Sirs,

VALARIS LIMITED (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM S-3

1. We have acted as Singapore legal counsel to the Company in connection with the Finance Documents (as defined below) and we refer to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on or about 4 March 2022 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Senior Secured First Lien Notes due 2028 being issued by the Company, which are guaranteed by the Guarantors (as defined below). This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2.	For the purpose of rendering this opinion, we have examined:

2.1	an executed copy of each of the following documents, sent via electronic mail:

2.1.1	the Collateral Agency Agreement (the “Collateral Agency Agreement”) dated 30 April 2021 and made between, inter alia, (1) Valaris, as company and grantor, (2) Wilmington Savings Fund Society, FSB (“WSFS”), as parity lien representative of the holders of the initial first lien notes (the “Parity Lien Representative”), (3) WSFS, as first lien collateral agent (the “Collateral Agent”), (4) WSFS, as security trustee (the “Security Trustee”), (5) Ensco Asia Pacific Pte. Limited (“EAP”), as guarantor, (6) Petroleum International Pte. Ltd. (“PIP”), as guarantor, and (7) RD International Services Pte. Ltd. (“RD” and, together with EAP and PIP, the “Guarantors”), as guarantor;

Allen & Gledhill LLP

One Marina Boulevard #28-00 Singapore 018989

Tel: +65 6890 7188 | Fax: +65 6327 3800

allenandgledhill.com

Allen & Gledhill LLP (UEN/Registration No. T07LL0925F) is registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A) with limited liability. A list of the Partners and their professional qualifications may be inspected at the address specified above.

2.1.2	the Indenture (the “Indenture”) dated 30 April 2021 and made between, inter alia, (1) Valaris, as company, (2) WSFS, as trustee (the “Trustee”), (3) the Collateral Agent and (4) the Guarantors, as guarantors; and

2.1.3	the Security Agreement (the “Security Agreement”) dated 30 April 2021 and made by, inter alia, (1) Valaris, as grantor and (2) the Guarantors, as grantors, in favour of the Collateral Agent,

(the “Finance Documents”);

2.2	a copy of the Certificate of Incorporation and Constitution of each of the Guarantors;

2.3	a copy of the resolutions (the “EAP Resolutions”) of the Board of Directors of EAP passed on 30 April 2021;

2.4	a copy of the resolutions (the “PIP Resolutions”) of the Board of Directors of PIP passed on 30 April 2021;

2.5	a copy of the resolutions (the “RD Resolutions” and, together with the EAP Resolutions and the PIP Resolutions, the “Directors’ Resolutions”) of the Board of Directors of RD passed on 30 April 2021;

2.6	a copy of the member’s resolutions (the “EAP Shareholder’s Resolutions”) of the sole member of EAP passed on 30 April 2021;

2.7	a copy of the member’s resolutions (the “PIP Shareholder’s Resolutions”) of the sole member of PIP passed on 30 April 2021;

2.8	a copy of the member’s resolutions (the “RD Shareholder’s Resolutions” and, together with the EAP Shareholder’s Resolutions, the PIP Shareholder’s Resolutions and the Directors’ Resolutions, the “Resolutions”) of the sole member of RD passed on 30 April 2021; and

2.9	such other documents and records as we have deemed necessary to examine in order that we may render this opinion.

3.	Terms defined and references construed in the Finance Documents shall, unless otherwise defined herein or the context requires otherwise, have the same meaning and construction in this opinion.

4.	Except as stated above, we have not examined any contract, instrument or other document entered into by or affecting the Guarantors or any of the corporate records of the Guarantors and have not made any other enquiries concerning the Guarantors.

5.	We have assumed:

5.1	that each of the Finance Documents is within the capacity and powers of, and has been validly authorised by or on behalf of, each party thereto (other than the Guarantors);

5.2	that each of the Finance Documents has been validly executed and delivered by or on behalf of each party thereto;

5.3	the genuineness of all signatures and seals on all documents and the completeness, and the conformity to original documents, of all copy or other specimen documents submitted to us;

5.4	that the copies of (a) the Constitution and the Certificate of Incorporation of each of the Guarantors and (b) the Resolutions submitted to us for examination, are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

5.5	that the information disclosed by the searches made on 4 March 2022 at the Accounting and Corporate Regulatory Authority in Singapore (the “ACRA”) against each of the Guarantors is true and complete and that such information has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the searches;

5.6	that the information disclosed by the electronic Appeal Cases, Admiralty, Civil Cases, Enforcement and Insolvency searches made on 4 March 2022 in respect of the years 2020, 2021 and 2022 against each of the Guarantors on the databases of the Supreme Court of Singapore is true and complete and that such information has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for filing but was not disclosed at the time of the searches;

5.7	that there are no provisions of the laws of any jurisdiction other than Singapore which would be contravened by the execution or delivery by each of the Guarantors of each Finance Document and that, in so far as any obligation expressed to be incurred under each such Finance Document is to be performed in or is otherwise subject to the laws of any jurisdiction other than Singapore, its performance of such obligation will not be illegal and such obligation will be valid and binding on and enforceable against the relevant party by virtue of the laws of that jurisdiction;

5.8	that all authorisations, consents, approvals and orders required from any governmental or other authorities outside Singapore and all other requirements outside Singapore for the legality, validity and enforceability of each Finance Document have been duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

5.9	the legal, valid and binding nature of the obligations of each of the parties under the Finance Documents under all applicable laws other than the laws of Singapore and, in particular, the Finance Documents constitute the legal, valid, binding and enforceable obligations of the Guarantors for all purposes of the laws of the State of New York by which they are expressed to be governed;

5.10	that (a) none of the Collateral Agent, the Parity Lien Representative, the Security Trustee or the Trustee nor any of their respective officers or employees have notice of any matter which would adversely affect the validity or regularity of the Resolutions and (b) the Resolutions were passed in accordance with the procedures set out in the Constitution of the relevant Guarantor and the Companies Act, have not been rescinded or modified and remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Resolutions.

5.11	that when each Guarantor entered into the transactions contemplated by the Finance Documents:

5.11.1	it was solvent and able to pay its debts (including contingent and prospective liabilities) (and would not become insolvent or unable to pay its debts (including contingent and prospective liabilities) within the meaning of Section 125(2) of the Insolvency, Restructuring and Dissolution Act 2018 (No. 40 of 2018) as a result of such transactions); and

5.11.2	the transactions contemplated in the Finance Documents in connection with any Charged Assets did not involve any undervaluation by it;

5.12	that no party to any of the Finance Documents is, or will be, engaging in misleading or unconscionable conduct or seeking to conduct any relevant transaction or associated activity in a manner or for a purpose not evident on the face of the Finance Documents which might render any of the Finance Documents or any relevant transaction or associated activity illegal, void or voidable;

5.13	that the choice of the laws of the State of New York as the governing law of each of the Finance Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of such jurisdiction as a matter of the laws of such jurisdiction and all other relevant laws (other than Singapore law);

5.14	each Finance Document has the same meaning and effect under the laws of the State of New York as it would have as if it were interpreted under Singapore law by a court in Singapore;

5.15	that there are no dealings between the parties that affect any of the Finance Documents;

5.16	that there are no provisions of the laws of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as the laws of any jurisdiction outside Singapore may be relevant, such laws have been or will be complied with;

5.17	that each Guarantor has good title to the property and assets charged, assigned, mortgaged or otherwise secured pursuant to each of the Finance Documents;

5.18	that no director of any of the Guarantors has an interest in the transactions contemplated by the Finance Documents;

5.19	that in exercising its power to enter into each Finance Document, create the security expressed to be created by it thereunder, undertake and perform the obligations expressed to be undertaken and performed by it under each Finance Document, the directors of each Guarantor are acting in good faith and in furtherance of its substantive objects and for its legitimate purpose and that the entry into of each of the Finance Documents may reasonably be considered to have been in the interests, and for the commercial benefit, of such Guarantor;

5.20	that, other than the security expressed to be created under or pursuant to each Finance Document to which it is a party, each Guarantor has not:

5.20.1	created any security prior to the date of that Finance Document to which it is a party; nor

5.20.2	created any security by way of assignment, notice of which has been given, to the third parties to the agreements or contracts which are the subject of such assignment,

over the assets expressed to be charged or assigned pursuant to such Finance Document;

5.21	that none of the Collateral Agent, the Parity Lien Representative, the Security Trustee or the Trustee nor any of their officers or employees had any notice (a) on the date of each Finance Document, (1) of any security interests over, or any other existing equity, interests or right in, any of the assets expressed to be charged, mortgaged, pledged or otherwise secured thereby (the “Charged Assets”) or (2) that the creation by each Guarantor of any such security or the performance by each Guarantor of each Finance Document would give rise to a breach of trust or (b) that the performance, execution or observance by each Guarantor of each Finance Document is contrary to any contractual or other obligations binding on it;

5.22	that all arrangements set out in each Finance Document in relation to the creation and perfection of the security expressed to be created under that Finance Document will be or have been fully carried out; and

5.23	the correctness of all facts stated in each of the Finance Documents (other than those stated below).

6.	Based on the foregoing and subject as mentioned herein, we are of the opinion that:

6.1	As at the date of this opinion, each Guarantor is a company incorporated and existing in Singapore under the Companies Act. Electronic Appeal Cases, Admiralty, Civil Cases, Enforcement and Insolvency searches made on 4 March 2022 on the databases of the Supreme Court of Singapore and searches made on 4 March 2022 at the ACRA revealed no application for or order or resolution for the winding-up of any Guarantor and no notice of appointment of a receiver or judicial manager. Notice of a winding-up order made or resolution passed or a receiver or judicial manager appointed may not be filed at the ACRA immediately.

6.2	Each Guarantor has the necessary corporate power under its Constitution to enable it to execute and perform its obligations under each of the Finance Documents and has taken all necessary corporate action required under the laws of Singapore to authorise its execution of, and the performance by it of its obligations under, each of the Finance Documents.

6.3	The execution, delivery and performance by each Guarantor of each of the Finance Documents does not violate its Constitution nor any existing provision of any Singapore law applicable to Singapore companies generally.

7.	The term “enforceable” as used above means that the obligations assumed or to be assumed by each Guarantor under each of the Finance Documents are of a type which the Singapore courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

7.1	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

7.2	enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

7.3	claims may become barred under the Limitation Act, Chapter 163 of Singapore or may be or become subject to defences of set-off or counterclaim; and

7.4	where obligations are to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction.

8.	In addition, this opinion is subject to the following qualifications:

8.1	we express no opinion as to whether or not the obligations undertaken by each Guarantor under the Finance Documents constitute financial assistance under Section 76 of the Companies Act;

8.2	a certificate, determination, notification or opinion from or by the Collateral Agent, the Parity Lien Representative, the Security Trustee or the Trustee as to any matter provided for in any of the Finance Documents may be held by the Singapore courts not to be conclusive if it could be shown to have an unreasonable or arbitrary basis or in the event of manifest error;

8.3	provisions in any of the Finance Documents providing for the payment of additional or an increased rate of interest may not be enforceable if any such provisions amount to a penalty under Singapore law;

8.4	any provision in any of the Finance Documents which involves an indemnity for the costs of litigation is subject to the discretion of the Singapore court to decide whether and to what extent a party to the litigation should be awarded the costs incurred by it in connection with the litigation;

8.5	where a party is to perform an obligation in a place other than Singapore, a court will not enforce that obligation to the extent that its performance would be illegal by the laws of that place;

8.6	any term of an agreement may be amended orally by all the parties notwithstanding any provisions to the contrary in any of the Finance Documents;

8.7	any provision in any of the Finance Documents providing for the severance of any provision which is illegal, invalid or unenforceable may not be effective - it depends on the nature of the illegality, invalidity or unenforceability in question;

8.8	where under any of the Finance Documents, any person is vested with a discretion or may determine a matter in its opinion, Singapore law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds;

8.9	we give no opinion on tax matters and in particular give no opinion on the tax consequences of any transaction contemplated by any of the Finance Documents or any related document;

8.10	we express no opinion as to whether or to what extent all or any of the Finance Documents or any provision contained therein would be given effect to or be valid binding and enforceable outside Singapore;

8.11	duties to enter into negotiations and further agreements (including but not limited to those in relation to the Finance Documents and any other documents which are currently contemplated or which have been entered into but which are incomplete) in due course may not be effectively enforceable;

8.12	any provision of any of the Finance Documents providing that certain calculations and/or certifications will be conclusive and binding (a) will not be effective if such calculations and/or certifications are fraudulent, incorrect, unreasonable, arbitrary, or shown not to have been given or made in good faith and (b) will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party; and

8.13	the enforcement in Singapore of the Finance Documents and of foreign judgments will be subject to Singapore rules of civil procedure.

Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Finance Documents or otherwise including, but without limitation, any other document signed in connection with the Finance Documents. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ Allen & Gledhill LLP

Allen & Gledhill LLP